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                                                                    Exhibit (11)
                             WALL STREET DELI, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)


                                                         For the Three Months Ended
                                                   September 28, 1996    September 30, 1995
                                                   ------------------    ------------------
 SHARES:

    Weighted average number of common shares
    outstanding                                          3,410,368             3,468,745

    Effect of shares issuable under stock option
    plan as determined by the treasury stock
    method                                                   3,411                 4,964
                                                         ---------            ----------
    Weighted average number of common and
    common equivalent share outstanding                  3,413,779             3,473,709

 PER COMMON SHARE COMPUTATIONS:

    Net income                                          $  228,343            $   17,454
                                                        ==========            ==========

    Earnings per share                                  $     . 07            $     . 01
                                                        ==========            ==========





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